Exhibit 99.1

For Immediate Release	Contact: John Krawczynski
September 12, 2007	(860) 644-1551

GERBER SCIENTIFIC, INC. ANNOUNCES FIRST QUARTER FISCAL 2008
PRE-TAX OPERATING RESULTS

SOUTH WINDSOR, CT – Gerber Scientific, Inc. (NYSE: GRB) today announced pre-tax operating results for the fiscal quarter ended July 31, 2007. The Company has not reported earnings per share or other after-tax results for the fiscal quarter ended July 31, 2007 as certain procedures related to the finalization of the Company's income tax accounting, primarily associated with its adoption effective as of May 1, 2007 of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, have not yet been completed. The Company plans to file its Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2007 with complete financial results for the quarter promptly after it completes those procedures and will concurrently issue a final earnings release.

The Company reported operating income for the fiscal quarter ended July 31, 2007 of $4.4 million on revenue of $153.7 million, compared with operating income of $4.4 million on revenue of $137.5 million for the first quarter of fiscal 2007. Foreign currency translation had the effect of increasing revenue by approximately $6.2 million for the fiscal 2008 first quarter over the fiscal 2007 comparable period. Included in the Company's operating income for the fiscal quarter ended July 31, 2007 were incremental pre-tax severance related costs of $0.8 million as compared with the same period in fiscal 2007.

The Company reported income before income taxes for the fiscal quarter ended July 31, 2007 of $4.1 million, compared with $3.4 million for the first quarter of fiscal 2007. The Company's income before income taxes for the first quarter of fiscal 2008 included incremental pre-tax severance related costs of $0.8 million as referred to above and a non-operating gain of $1.0 million from the sale of a product line within the Ophthalmic Lens Processing segment.

The Company generated cash flow from operations, less capital expenditures, for the first quarter of fiscal 2008 of $3.4 million as compared with a use of cash of $10.1 million in the prior year comparable period.

Gerber Scientific President and Chief Executive Officer, Marc T. Giles, commented, "We were pleased with our strong revenue growth and profitability for the first quarter of fiscal 2008. After excluding the favorable impact of foreign currency, the increase in revenue in the first quarter of fiscal 2008 as compared with the same period in the prior year was generated through improved sales volume from our Sign Making and Specialty Graphics distribution operations, continued growth in new products, incremental revenue from the Data Technology acquisition and higher revenue contributed from our service business. Additionally, revenue and order volume in the greater China marketplace continued to be strong in the first quarter with equipment orders for the fiscal quarter ended July 31, 2007 increasing by 61.8 percent as compared with the fiscal quarter ended July 31, 2006."

Giles added, "Our operating income for the first quarter of fiscal 2008 was consistent with the comparable period of the prior year at $4.4 million. However, the first quarter of fiscal 2008 included additional severance related costs associated with certain actions taken during the quarter. Adjusting for the impact of the incremental severance costs incurred in the quarter, operating margin as a percentage of revenue improved to 3.4 percent from 3.2 percent in the first quarter of fiscal 2007. This improvement was primarily a result of strong operating performance in our Apparel and Flexible Materials and Ophthalmic Lens Processing segments."

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four primary business units: Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results
Statements contained in this news release regarding the Company’s expected financial condition, results of operations, cash flows and product launches are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007 under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results,” as well as information included in subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which outline certain important risks regarding the Company’s forward-looking statements. These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, volatility in foreign currency exchange rates and fluctuations in interest rates. The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law. Actual future results or events may differ materially from these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED PRE-TAX STATEMENTS OF OPERATIONS (Unaudited)
	Quarter Ended July 31,
In thousands	2007	2006
Revenue:
Product sales	$135,290	$121,412
Service sales	18,377	16,076
	153,667	137,488
Costs and Expenses:
Cost of products sold	96,657	86,248
Cost of services sold	11,549	9,535
Selling, general and administrative expenses	34,623	31,363
Research and development	6,465	5,968
	149,294	133,114

Operating income	4,373	4,374

Other income (expense), net	725	(159)
Interest expense	(989)	(777)

Income before income taxes	$ 4,109	$ 3,438

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES SUMMARY BALANCE SHEET DATA (Unaudited)
In thousands	July 31, 2007	April 30, 2007
Cash and cash equivalents	$ 17,862	$ 8,052
Accounts receivable, net	$100,324	$106,421
Inventories	$ 73,938	$ 65,299
Property, plant and equipment, net	$ 36,681	$ 36,982
Goodwill	$ 61,067	$ 54,825
Current portion of long-term debt	$ 3,235	$ 1,773
Accounts payable	$ 50,422	$ 48,772
Long-term debt	$ 41,339	$ 31,603